UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2005

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. Offer Letter with Senior Vice President and General Counsel

On December 1, 2005, Kosan Biosciences Incorporated (the “Company”) entered into an offer letter (the “Offer Letter”) with Margaret A. Horn, pursuant to which Ms. Horn will serve as the Company’s Senior Vice President and General Counsel.

Pursuant to the terms of the Offer Letter, Ms. Horn will receive an annual base salary of $300,000. Ms. Horn will also be eligible to participate in the Company’s executive officer cash bonus plan, pursuant to which she can earn up to 25% of her annual base salary. On December 2, 2005, Ms. Horn was granted an incentive stock option under the Company’s 1996 Stock Option Plan to purchase 150,000 shares of Company common stock, with an exercise price per share equal to the closing price as reported on the Nasdaq National Market on December 1, 2005. The option is subject to a four year vesting schedule, with one-fourth of the shares vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. In the event that Ms. Horn’s employment with the Company is terminated involuntarily (or voluntarily with Good Reason (as defined in the Offer Letter)) within the first year of employment for any reason other than Cause (as defined in the Offer Letter), one-eighth of the shares subject to the option will vest as of the date of such termination. The Offer Letter further provides for six months of severance in the form of salary continuation, subject to certain exceptions, if Ms. Horn’s employment with the Company is terminated involuntarily (or voluntarily with Good Reason) within the first year of employment for any reason other than Cause.

The foregoing description is subject to, and qualified in its entirety by, the Offer Letter, which is attached hereto as Exhibit 10.36.

2. Compensation for Lead Independent Director

On December 2, 2005, the “independent” (as defined under applicable Nasdaq rules) members of the Board of Directors of the Company appointed Peter Davis, Ph.D., as lead independent director on the Board of Directors of the Company, and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the Board of Directors of the Company approved the payment of an annual cash retainer of $5,000 to Dr. Davis, effective January 1, 2006, as compensation for his service as lead independent director. This retainer does not affect any other compensatory arrangements currently in effect between the Company and Dr. Davis.

3. Payment of 2005 Bonuses and Grant of Stock Options to Named Executive Officers; 2006 Salary and Bonus Information for Named Executive Officers

On December 2, 2005, the Compensation Committee approved cash bonus payments and stock options to be granted to the Company’s “named executive officers” (as defined under applicable securities laws). The cash bonus payments and option grants for the named executive officers who served as executive officers during 2005 were based on the Compensation Committee’s evaluation of certain corporate and individual performance objectives achieved during 2005. The Compensation Committee also approved annual salaries for 2006 and cash bonus targets for 2006 for the named executive officers. 2005 cash bonus and option grant information and 2006 salary and cash bonus target information for the named executive officers are set forth on Exhibit 10.37 to this Current Report on Form 8-K, which is incorporated herein by reference.

4. 2006 Executive Officer Cash Bonus Plan

On December 2, 2005, the Compensation Committee approved a 2006 Executive Officer Cash Bonus Plan (the “2006 Bonus Plan”). Pursuant to the 2006 Bonus Plan, the Compensation Committee designated for each of the Company’s named executive officers a target cash bonus amount, expressed as a percentage of such named executive officer’s 2006 annual salary.

A summary of the 2006 Bonus Plan is set forth on Exhibit 10.38 to this Current Report on Form 8-K, which is incorporated herein by reference. The target cash bonus amount for 2006 for the named executive officers is set forth on Exhibit 10.37 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 5, 2005, Susan M. Kanaya resigned as Senior Vice President, Finance and Chief Financial Officer of the Company, effective January 1, 2006. The Company intends to commence an immediate search for a chief financial officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.36	Offer Letter by and between the Company and Margaret A. Horn, dated December 1, 2005

10.37	Compensation information for named executive officers

10.38	Summary of 2006 Executive Officer Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: December 7, 2005	By:	/s/ Susan M. Kanaya Susan M. Kanaya, Senior Vice President, Finance and Chief Financial Officer